Exhibit 10.9

BURKE & HERBERT BANK & TRUST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective January 23, 2014

INTRODUCTION
The Board of Directors of Burke & Herbert Bank & Trust Company adopted the Supplemental Executive Retirement Plan, effective as of January 1, 2010 (the "Plan"), for the purpose of attracting and retaining qualified individuals to serve as officers and managers of the Company. The Plan is hereby amended and restated in its entirety, effective as of January 23, 2014.
The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a "select group of management or highly compensated employees" (as such phrase is used in the Employee Retirement Income Security Act of 1974). The Plan must be administered and construed in a manner that is consistent with that intent.
Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as comply with the applicable requirements of Section 409A to avoid a plan failure described in Section 409A(a)(l), including without limitation, deferring payment until the occurrence of a specified payment event described in Section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted.
It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Section 409A. The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Section 409A and to declare any election, consent or modification thereto void if non-compliant with Section 409A.

ARTICLE I
DEFINITIONS
The following phrases or terms have the indicated meanings:
1.01    Accounts:    Accounts means the notional accounts established and maintained for each Participant in accordance with Article III hereof, which in the aggregate represent the unfunded and unsecured obligations of the Company under the Plan that are recorded on the books and records of the Company. For each Participant, such Accounts may include a Company Contributions Account (credited with Company Contributions, Discretionary Contributions, and earnings thereon) and a Salary Reduction Account (credited with Salary Reduction Contributions and earnings thereon). Such Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or to the Participant's Beneficiary, under the terms of the Plan.
1.02     Annual Compensation:    Annual Compensation means the Participant's annual base cash compensation earned in a Plan Year, including any pre-tax deferrals or contributions made by the Participant to this Plan, or to any other employee benefit plan sponsored by the Company.
1.03    Beneficiary:    Beneficiary means the person, persons, entity, entities or the estate of a deceased Participant entitled to receive benefits under the Plan in accordance with a properly completed Beneficiary Designation Form. If a Participant fails to complete a Beneficiary Designation Form, or if such Form is incomplete, Beneficiary means the Participant's estate. A Participant may amend or change his Beneficiary designation at any time by completing a new Beneficiary Designation Form.
1.04    Beneficiary   Designation Form:   Beneficiary Designation Form is the form utilized by the Plan upon which the Participant may name the Beneficiary of the amounts payable to him under the Plan.
1.05    Board:   Board means the Board of Directors of Burke & Herbert Bank & Trust Company.
1.06    Change in Control:   Change in Control means any of the following: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having twenty percent or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors, other than as a result of an issuance of securities initiated by Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchase is a majority at the time the purchases are made; (ii) a contested election of directors in which less than a majority of the individuals nominated by the Board of the Company are elected; or (iii) a merger or consolidation of Company with, or into, another corporation or the sale, conveyance or other transfer of substantially all of the assets or stock of Company if, immediately following such transaction, those who were directors of the Company immediately before such transaction do not constitute at least a majority of the surviving or resulting corporation. In the event that there is a transaction under a plan which involves a Change in Control of the Company, then the date of Change in Control shall be the date that the last step in the plan causes a Change in Control of the Company to occur.

1.07    Code:   Code means the Internal Revenue Code of 1986, as amended.
1.08    Committee:   Committee means the Compensation Committee of the Company's Board of Directors.
1.09    Companv:   Company means Burke & Herbert Bank & Trust Company, designated subsidiaries, and successors thereto.
1.10    Company Contributions:   Company Contributions mean the contributions described in Section 3.0l(a) and (b), which are credited to a Participant's Company Contributions Account.
1.11.    Company Contributions Account:   Company Contributions Account shall mean the account maintained for a Participant to which Company Contributions are credited.
1.12    Credited Service:  Credited Service means the Participant's service with the Company, measured from the date of the Participant's employment with the Company until his separation from service with the Company.
1.13    Distribution Election Form:  A Distribution Election Form is the form upon which the Participant may elect annually the form of distribution (from among those allowed by Article IV of the Plan) with respect to Company, Discretionary and/or Salary Reduction Contributions that are credited to the Participant's Accounts for the upcoming Plan Year.
1.14    Disability or Disabled:  Disability or Disabled shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
1.15    Discretionary Contributions:  Discretionary Contributions shall mean an amount, up to 10% of a Participant's Annual Compensation, which are determined in the sole discretion of the Committee, in accordance with Section 3.0l(b), and which shall be credited to the Company Contributions Account of a Participant. Participants may or may not receive any such Discretionary Contributions, and amounts of any such Discretionary Contributions may vary among Participants.
1.16    Eligible Employee:  Eligible Employee means a Senior Manager of the Company.
1.17    ERISA:   BRISA means the Employee Retirement Income Security Act of 1974, as amended.
1.18    Participant:    Participant means an Eligible Employee who has been selected by the Committee to participate in the Plan and who has not been removed therefrom, pursuant to Article II.
1.19    Plan:  Plan means the Burke & Herbert Bank & Trust Company Supplemental Executive. Retirement Plan, originally effective January 1, 2010, as amended and restated January 23, 2014.

1.20    Plan Year:  Plan Year means the fiscal year of the Company, which is the calendar year.
1.21    Retirement Date.  Retirement Date means the later of age 65 or the date the Participant actually terminates employment with the Company in a termination that is considered a "separation from service" within the meaning of Section 409A.
1.22    Salary Reduction Account:  Salary Reduction Account means the account established to record Salary Reduction Contributions that are made by Participants under the terms of this Plan.
1.23    Salarv Reduction Agreement:   Salary Reduction Agreement means a written signed agreement between a Participant and the Company, made effective as to salary and/or bonus and other incentive compensation, under which the Participant agrees to a reduction in his future salary and/or bonus and other incentive compensation and the Company agrees to credit him with such amounts under this Plan.
1.24    Salary Reduction Contributions:   Salary Reduction Contributions mean contributions of salary and/or bonus and other incentive compensation, made on a pre-tax basis, which the Participant elects to make pursuant to a Salary Reduction Agreement and which are credited to the Participant's Salary Reduction Account.
1.25.    Section 409A:    Section 409A means Section 409A of the Code, together with any regulations or other guidance issued thereunder, including any transitional or grandfather rules.
1.26.    Year of Credited Service:   A "Year of Credited Service" shall mean a complete twelve (12)-month period of Credited Service.

ARTICLE II
PARTICIPATION
2.01    Eligibility   to Participate.     Participation in the Plan shall be limited to Eligible Employees of the Company who are designated by the Committee to participate in the Plan as Participants hereunder. The Committee shall have sole, absolute and complete discretion to select Eligible Employees as Participants. The Committee shall inform each Participant of his designation as a Participant.
2.02    Removal  from Participation.   The Committee shall have sole, absolute and complete discretion to remove a Participant from the Plan. Upon removal, the Participant shall not be eligible for additional Company Contributions or Discretionary Contributions from the Company, and shall not be eligible to make additional Salary Reduction Contributions to the Plan, but shall continue to be credited with any additional Years of Credited Service, if any, during his continued employment with the Company, for purposes of the vesting provisions set forth in Section 3.02. Furthermore, any amounts credited to such Participant's Accounts prior to removal from participation in this Plan shall continue to be credited with earnings, in accordance with Section 3.03.

ARTICLE III
BENEFITS
3.01    Contributions
(a)    As of the last day of each Plan Year following the Participant's Date of Participation set forth in Exhibit I attached hereto, the Company shall credit the Company Contributions Account of each Participant with Company Contributions in an amount equal to a percentage of such Participant's Annual Compensation, which is shown on Exhibit I.
(b)    In addition to the Company Contributions described in Section 3.0l(a), the Company may, but shall not be required to, credit the Company Contributions Account of a Participant with Discretionary Contributions in an amount up to 10% of the Participant's Annual Compensation, as determined in the sole discretion of the Committee. Participants may or may not receive any such Discretionary Contributions, and amounts of such Discretionary Contributions may vary among Participants.
(c)    The Salary Reduction Account of a Participant shall also be credited with the amount of any Salary Reduction Contributions to the extent specified by such Participant in a timely-executed Salary Reduction Agreement, subject to the following:
(i)  Each Participant's Salary Reduction Agreement shall designate separately the amount of Salary Reduction Contributions to be taken for a particular Plan Year from his base salary, bonuses and other incentive compensation for such Plan Year, which amount, in the aggregate, shall be no less than $5,000 for any Plan Year.
(ii)  A Salary Reduction Agreement with respect to any Plan Year must be executed no later than the last day of the preceding Plan Year (except for new Participants, as provided in Section 3.0l(c)(iii)). A Salary Reduction Agreement becomes irrevocable as of the latest date on which it could be made for a Plan Year and may not be amended or revoked after such date, except that a Salary Reduction Agreement shall be deemed to be automatically revoked if the Participant who executed it ceases to be eligible to participate in the Plan.
(iii) Notwithstanding anything in the Plan to the contrary, an Eligible Employee who first becomes a Participant after the first day of a Plan Year may execute a Salary Reduction Agreement within 30 days of becoming a Participant, and such Salary Reduction Agreement shall become effective immediately with respect to compensation earned by the Participant after the Salary Reduction Agreement is implemented by the Company.
3.02    Vesting
(a)    The Company Contributions and Discretionary Contributions made by the

Company that are credited to each Participant's Company Contributions Account on an annual basis, as of the last day of each Plan Year, shall vest each year on a rolling basis, in accordance with the following schedule:
1)    Upon the completion of a Year of Credited Service following the date on which the Company Contributions or Discretionary Contributions for a particular Plan Year are credited to a Participant's Company Contributions Account, a Participant will vest in twenty percent (20%) of those Contributions and related credited earnings and losses.
2)    Upon the completion of two Years of Credited Service following the date on which Company Contributions or Discretionary Contributions for a particular Plan Year are credited to a Participant's Company Contributions Account, a Participant will be vested in forty percent (40%) of the amount of those Contributions and related credited earnings and losses.
3)    Upon the completion of three Years of Credited Service following the date on which Company Contributions or Discretionary Contributions for a particular Plan Year are credited to a Participant's Company Contributions Account, a Participant will be vested in sixty percent (60%) of the amount of those Contributions and related credited earnings and losses.
4)    Upon the completion of four Years of Credited Service following the date on which Company Contributions or Discretionary Contributions for a particular Plan Year are credited to a Participant's Company Contributions Account, a Participant will be vested in eighty percent (80%) of the amount of those Contributions and related credited earnings and losses.
5)    Upon the completion of five Years of Credited Service following the date on which Company Contributions or Discretionary Contributions for a particular Plan Year are credited to a Participant's Company Contributions Account, a Participant will be fully (100%) vested in the remaining unvested balance of those Contributions and related credited earnings and losses.
(b)    Notwithstanding the foregoing, a Participant's aggregate Company Contributions Account shall become one hundred percent (100%) vested in the event of the Participant's death, the termination of the Participant's employment due to Disability, a Change in Control, or upon his Retirement Date.
(c)    To the extent permitted under Section 409A, the Committee may, in good faith, allow the waiver of the vesting requirements of this Section 3.02 with respect to any particular Participant's termination of employment with the Company if the Board finds that the negotiation of such termination is in the best interests of the Company.
(d)    A Participant's interest in his Salary Reduction Account is fully (100%) vested at all times.

3.03    Investment of Accounts
(a)    Each Participant shall be entitled to direct the deemed investment of the amounts credited to his Accounts in any of the investment choices or combination of investment choices as may be offered by the Committee from time to time in accordance with the rules, regulations and procedures established by the Committee.
(b)    Each Participant's Accounts shall be credited with earnings and losses in accordance with such Participant's investment choices; provided, however, that if the Committee does not offer any investment choices, or if a Participant does not direct the deemed investment of the amounts credited to his Accounts in such investment choices, then the Participant's Accounts will be credited with earnings for a Plan Year in an amount equal to the ten-year U.S. Treasury yield plus 150 basis points, adjusted quarterly and compounded annually, or in accordance with such other amounts as may be established from time to time by the Committee.

ARTICLE IV
DISTRIBUTIONS
4.01    Timing of Payment.   Except as provided in Section 4.03, a Participant shall receive a lump-sum distribution of all amounts in his Accounts, or shall begin to receive installment payments, no later than thirty (30) days following the later of his Retirement Date or "separation from service", within the meaning of Section 409A. Notwithstanding the foregoing, if a Participant is a "specified employee" (within the meaning of Section 409A) on the date of his separation from service and the payment of benefits to the Participant are classified as "deferred compensation" within the meaning of Section 409A, then benefits under this Plan will commence on the first day of the month following the six-month anniversary of the date of the Participant's separation from service. The first payment shall include the payments, if any, required to be delayed under the preceding sentence.
4.02    Form of Payment. A Participant shall become entitled to receive a distribution from his Accounts by such method of payment as elected and specified in the Participant's applicable annual Distribution Election Form, and/or as may be mandated by the provisions of this Article IV, based upon the following distribution options.
(a) Except when a valid election has been made under Section 4.02(b), any payment from a Participant's Accounts shall be made in cash in equal or substantially equal quarterly installments over a ten (10)-year period, with interest that is based on an interest rate established by the Committee on the date on which the first such installment is paid.
(b) At the election of a Participant through an appropriate Distribution Election Form, the Company Contributions, Discretionary Contributions, and Salary Reduction Contributions for a particular Plan Year that are applicable to the Distribution Election Form for that Plan Year will be paid in the manner indicated on such Distribution Election Form, either in the form of:
(i) a lump-sum payment of cash, or
(ii) a series of quarterly installment payments for a duration of from one (1) to ten (10) years (as selected by the Participant on the applicable Distribution Election Form), with interest that is based on an interest rate established by the Committee on the date on which the first such installment is paid.
(c) In any situation in which the Company is unable to determine the method of payment for amounts in his Accounts that are attributable to a particular Plan Year because of incomplete, unclear, or uncertain instructions in the Participant's Distribution Election Form for that Plan Year, the Participant will be deemed to have elected to be paid such amounts in a series of equal or substantially equal quarterly installments over a ten (10)• year period, as provided in Section 4.02(a).
(d) A Participant who has made a distribution election may make one or more subsequent elections to change the form of payment to another form permitted by the Plan. Such subsequent election shall be made in writing in such form as is acceptable to the Company and shall meet the following requirements: (i) the subsequent election may not take effect until at least 12 months after the date on which the subsequent election is made; (ii)

the first payment with respect to which the subsequent election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; provided, however, that such a delay shall not be required in the event of the Participant's death or Disability; and (iii) the subsequent deferral election must be made at least 12 months before the originally scheduled payment date.
4.03    Death or Disability
(a)    In the event of a Participant's death while employed by the Company, the balance of such Participant's Accounts as of the date of the Participant's death shall be paid to the Participant's Beneficiary in a single lump-sum payment no later than thirty (30) days following the Participant's death.
(b)    If the Participant dies after benefits have commenced to be paid in the form of installment payments, the Participant's Beneficiary shall be entitled to the remaining balance of such Participant's Accounts, payable over the remaining installment period or periods elected by the Participant.
(c)    In the event of Participant's Disability while employed by the Company, the balance of such Participant's Accounts shall be paid to the Participant, in the form elected by the Participant pursuant to Section 4.02 (or over such shorter period to the extent permitted by Treasury Regulations, notices or rulings).
(d)    If a Participant becomes Disabled after benefits have commenced to be paid in the form of installment payments, the Participant shall be entitled to the remaining balance of such Participant's Accounts, payable over the remaining installment period or periods elected by the Participant.
4.04.    No Acceleration. No acceleration of or change in form of any payment or benefit is permitted under the Plan unless it is in accordance with Section 409A.

ARTICLE V
ADMINISTRATION
5.01    Administrator. The Plan is administered by the Committee. The Committee has complete authority to take any steps the Committee, in its sole discretion, deems necessary or appropriate to carry out the purposes of the Plan. The Committee has sole, absolute and discretionary authority to interpret the provisions of the Plan including (but not limited to) questions of () eligibility; (ii) the status, rights and claims of Participants and their Beneficiaries; and (iii) the amounts to be distributed, the persons to whom such amounts will be distributed, and the time and manner of any distributions. Without limiting the generality of the foregoing, the Committee may prescribe interpretive rules, procedures and forms for the administration of the Plan. In addition, the Committee in its sole discretion may delegate ministerial duties with respect to the administration of the Plan to employees of the Company or to third parties.
5.02    Indemnification. The Company shall indemnify and save harmless each member of the Board and Committee against any and all expenses and liabilities arising out of membership on the Board or Committee, excepting only expenses and liabilities arising out of a member's own willful misconduct. Expenses against which a member of the Board or the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.
5.03    Claims Procedure. All claims for benefits shall be in writing in a form satisfactory to the Committee. The Committee shall review the Participant's claim in accordance with applicable procedures described in BRISA. If the Committee wholly or partially denies a Participant's or Beneficiary's claim for benefits, it shall provide adequate written notice within a reasonable period of time with respect to a claim denial. The Committee shall also provide for a reasonable opportunity for a full and fair review by the Committee of any claim denial.

ARTICLE VI
AMENDMENT AND TERMINATION
6.01    Amendment. Except as provided in Section 6.02, the Company, acting through a duly appointed and authorized officer, shall have full authority to amend the Plan prospectively or retroactively in any respect without the consent of any Participant or Beneficiary. However, the Plan may not be amended to affect adversely benefits due to Participants who are fully or partially vested in accordance with Section 3.02. For purposes of the Plan, benefits earned and vested to the date of any such amendment shall be calculated as if the Plan were terminated on the date of such amendment.
6.02    Termination.  The Board, in its sole, absolute and complete discretion, may discontinue and terminate the Plan at any time without the consent of any Participant or Beneficiary, who shall have no further right to benefits under the Plan; provided, however, that such action shall not adversely affect benefits due to Participants who are fully or partially vested in accordance with Section 3.02 as the date of such termination. Any such termination shall be carried out in accordance with, and subject to the limitations of, Section 409A.

ARTICLE VII
MISCELLANEOUS
7.01    Effect on Emplovment Rights. Nothing contained in this Plan shall be deemed to give any Participant or Eligible Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or Eligible Employee at any time regardless of the effect which such discharge shall have upon him as a Participant in the Plan.
7.02    Unfunded Plan. Benefits under the Plan are unfunded. The rights of a Participant or Beneficiary shall be solely those of any unsecured general creditor of the Company. Should the Company choose to invest in insurance contracts or other specific assets with a view towards providing an informal source of funds to pay benefits hereunder, any such asset shall be held in the Company's name and shall be subject to the claims of its general creditors, and no Participant shall have any special claim or lien on any such asset. No trust or security interest is intended to be created by this document, but the Company may, in its sole discretion, establish one or more rabbi trusts to which the Company may transfer such assets as the Company determines in its sole discretion to assist in meeting its obligations under the Plan. The Company's obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of the rabbi trust, and any such distribution shall reduce the Company's obligations under the Plan.
7.03    Retired Participant Not an Employee. A retired Participant shall not be considered an employee for any purpose under the law.
7.04    Non-Alienation. Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.
7.05    Construction of the Plan. For the purposes of this Plan, the singular shall include the plural and vice versa; and the use of any gender shall include all genders.
7.06    Binding Nature.    The Plan shall be binding upon and inure to the benefit of the Company, its successors and each Participant and his or her heirs, executors, administrators and legal representatives.
7.07    Governing Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the Commonwealth of Virginia, including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia, as in effect at the time of their adoption and executing, respectively.
7.08    Expenses. The expenses of administering the Plan shall be paid by the Company.

ARTICLE VIII
ADOPTION
As evidence of its adoption of this amended and restated Plan, Burke & Herbert Bank & Trust Company has caused this document to be signed by its duly authorized officer as of this 23" day of January, 2014.

ERT BANK & TRUST COMPANY

/s/Willian S. McSween